 EXHIBIT 5.1

MATHEAU J. W. STOUT, ESQ.

ATTORNEY AT LAW

201 INTERNATIONAL CIRCLE	TEL (410) 429-7076
SUITE 230
HUNT VALLEY, MARYLAND 21030

October 2, 2024

Joey Firestone

Chief Executive Officer

Elite Performance Holding Corporation

Re:	Registration Statement on Form S-1 (the “Registration Statement”)

Joey Firestone:

I have acted as counsel to Elite Performance Holding Corporation, a Nevada corporation (the “Company”) in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”).

The Registration Statement pertains to (i) a firm commitment public offering (the “Offering”) and relates to the issuance and sale by the Company of shares of common stock, par value $0.0001 (the “Offering Shares”) along with representative’s warrants (the “Representative’s Warrants”) to be issued to the Representative and (ii) the registration for resale of 3,750.000 shares of the Company’s common stock by certain selling shareholders (the “Resale Shares”, together with the Offering Shares, are collectively referred to herein as the “Shares.”) We understand that the Shares are to be sold, as described in the Registration Statement.

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in the manner described in the Registration Statement, the Shares, will be validly issued, fully paid and non-assessable. The Representative’s Warrants constitute a legal and binding agreement of the Company and when exercised in accordance with their terms the shares of common stock issuable upon exercise will be validly issued, fully paid and non-assessable.

I am an attorney admitted to practice in Maryland. I am familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and I have made such inquiries with respect thereto as I consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

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Sincerely,

/s/ Matheau J. W. Stout
Matheau J. W. Stout

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